Exhibit 99.1

March 4, 2011

Amendment to March 3, 2011 - CEO Answers Investors’ Questions – Scheduled Response #1

Answers have been amended for Questions #1 and #2

1.

What has happened to the stock in the past week?

The original response was: LFBG was delisted from fully-reporting trading exchanges (OTCBB) because of no fault of our own. The problem occurred when the PCAOB, after failing to setup a meeting with our former auditor, chose to bar our former auditor from future service. As a result of this action, our audited financials for the past 2 years were considered no longer valid. In our own effort to further investigate any inaccuracies with our former auditors’ practices, we hired a new auditor, Malone-Bailey because of their remarkable reputation and annual inspection meeting with the PCAOB. After restating 5 quarters and filing our results for the period ending 12/31/2010 in a three week period, we have since also begun work on amending our 3/31/2010 annual report and expect to complete our 3/31/2011 annual report on-time before the end of June. Although our accounting department and Malone-Bailey is working tirelessly to complete this new 2 year audit, our company is prevented from trading on certain exchanges until such audits are complete and filed with the SEC. And therefore, we expect to qualify for an OTCBB listing before the end of June. To read more about the PCAOB’s decision, you can read it online at: http://pcaobus.org/Enforcement/Decisions/Documents/Crane.pdf.

NEW INFORMATION: Today, I spoke with Ed McCann with OTC Markets Group. He informed me that our listing with the OTCBB expired because no market-makers for our stock are further utilizing the antiquated system. In fact, in the past 30 days, more than 500 companies are no longer listed. Instead, many issuers like ours are now exclusively traded on the OTCQB, which is managed by OTC Markets Group. It seems apparent that the PCAOB’s action did not affect our listing on OTCBB, as I had originally thought. The timing to have occurred on the same exact day was a coincidence.

2.

How has the PCAOB’s decision affected our stock?

The original response was: For starters, we were delisted from the OTCBB and the uncertainty has thus far resulted in a 43% decline in our market capitalization. Further, websites like Yahoo!Finance and others no longer quote our stock. This has had and will continue to have a serious negative impact on our ability to market to investors.

NEW INFORMATION: Yahoo!Finance and other websites that do not properly quote OTCQB stocks that were formerly OTCBB, will eventually make the change. It has nothing to do with any delisting. We simply are no longer ‘quoted’ on the antiquated OTCBB system.

Respectfully with kind regards,

Troy A. Lyndon
Chairman & Chief Executive Officer
Left Behind Games Inc.
(LB Games®, Inspired Media Entertainment, Cloud 9 Games® & MyPraize®)

Safe Harbor Statement under the U. S. Private Securities Litigation Reform Act of 1995: This letter contains forward-looking statements which express the current beliefs and expectations of Left Behind Games' management. Such statements are subject to a number of known and unknown risks and uncertainties that could cause Left Behind Games' future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements. Other important factors that may cause actual results to differ materially from the forward-looking statements are discussed in the "Risk Factors" section of previous annual reports, which are on file with the Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made and the Company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.